Exhibit k(2)

AMENDMENT
TO
ADMINISTRATION AND ACCOUNTING SERVICES AGREEMENT

This Amendment (“Amendment”) dated August 9, 2018 is by and between VERSUS CAPITAL MULTI-MANAGER REAL ESTATE INCOME FUND LLC (the “Fund”) and The Bank of New York Mellon (the “BNY Mellon”).

BACKGROUND:

A.	BNY Mellon and Fund entered into an Administration and Accounting Services Agreement dated as of August 19, 2011, as amended (the “Agreement”) relating to BNY Mellon’s provision of administration and accounting services.

B.	This Background section is incorporated by reference into and made a part of this Amendment.

TERMS:

The parties hereby agree that

1.	Section 13 of the Agreement shall be amended and restated as follows:

“13.      Description of Administration Services on a Continuous Basis. The Administrator will perform the following administration services with respect to each Portfolio:

(i)	Prepare quarterly broker security transactions summaries;

(ii)	Prepare monthly security transaction listings;

(iii)	Supply various normal and customary Portfolio and Fund statistical data as requested on an ongoing basis;

(iv)	Prepare for execution and filing the Fund’s Federal and state tax returns;

(v)	Monitor each Portfolio’s status as a registered investment company under Sub-chapter M of the Internal Revenue Code of 1986, as amended;

(vi)	Prepare the Fund’s financial statements for its annual and semi-annual shareholder reports, and prepare and coordinate the filings of Forms N-CSR, N-Q and N-PX (with the Fund providing the voting records in the format required by the Administrator);

(vii)	Draft agendas (with final selection of agenda items being made by Fund counsel) and resolutions for quarterly board meetings and quarterly board committee meetings;

(viii)	Coordinate the assembly and mailing of board materials for quarterly board and quarterly board committee meetings;

(ix)	Attend quarterly board and quarterly board committee meetings and draft minutes thereof;

(x)	Provide compliance policies and procedures related to services provided by the Administrator and, if mutually agreed, certain Administrator affiliates, summary procedures thereof and periodic certification letters with respect thereto;

(xi)	Maintain a regulatory calendar for the Fund listing various SEC filing and board approval deadlines;

(xii)	Assist the Fund in the handling of SEC examinations by providing requested documents in the possession of the Administrator that are on the SEC examination request list; and

(xiii)	Assist with and/or coordinate such other filings, notices and regulatory matters on such terms and conditions as the Administrator and the Fund may mutually agree upon in writing from time to time.

All regulatory services are subject to the review and approval of Fund counsel.”

2.	Miscellaneous.

(a)	Capitalized terms not defined in this Amendment shall have the same meanings as set forth in the Agreement. In the event of a conflict between the terms hereof and the Agreement, this Amendment shall control.

(b)	As hereby amended and supplemented, the Agreement shall remain in full force and effect.

(c)	The Agreement, as amended hereby, constitutes the complete understanding and agreement of the parties with respect to the subject matter hereof and supersedes all prior communications with respect thereto.

(d)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The facsimile signature of any party to this Amendment shall constitute the valid and binding execution hereof by such party.

(e)	This Amendment shall be governed by the laws of the State of New York, without regard to its principles of conflicts of laws.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers designated below on the date and year first above written.

VERSUS CAPITAL MULTI-MANAGER REAL ESTATE INCOME FUND LLC

By:	/s/ John Gordon
Name:	John Gordon
Title:	CFO

THE BANK OF NEW YORK MELLON

By:	/s/ Dorothy R. McKeown
Name:	Dorothy R. McKeown
Title:	Managing Director
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